On June 17, 2003, the Board of Trustees approved an Agreement and Plan of Reorganization of the acquisitions of assets of certain portfolios of the Mutual Fund Variable Annuity Trust ("MVAT''), advised by JP Morgan Chase & Co. by the Cash Management Portfolio, MFS Total Return Portfolio, Davis Venture Value Portfolio, Marsico Growth Portfolio and the International Growth and Income Portfolio. Effective December 5, 2003, all the assets and liabilities of MVAT were transferred to the Trust. Except for the Cash Management Portfolio's acquisition of MVAT U.S. Government
Portfolio, the acquisitions were non-taxable events. The details of the acquisitions are set forth below.
The Cash Management Portfolio acquired all of the assets and liabilities of MVAT-U.S. Government Income Portfolio and MVAT-Money Market Portfolio in exchange for Class 1 shares. The MFS Total Return Portfolio acquired all of the assets and liabilities of MVAT-Asset Allocation Portfolio in exchange for
Class 1 shares. The Davis Venture Value Portfolio acquired all of the assets and liabilities of MVAT-Growth and Income Portfolio in exchange for Class 1 shares. The Marsico Growth Portfolio acquired all of the assets and liabilities of MVAT-Capital Growth Portfolio in exchange for Class 1 shares. The International Growth and Income Portfolio acquired all of the assets and liabilities of MVAT-International Equity Portfolio in exchange for
Class 1 shares.
Net assets and unrealized appreciation (depreciation) as of the merger date were as follows:
Net assets of Cash Management Portfolio prior to merger
$383,538,920
Net assets of MVAT-U.S. Government Income Portfolio prior to merger
$1,714,278
Net assets of MVAT-Money Market Portfolio prior to merger
$1,987,797
Aggregate net assets of Cash Management Portfolio following acquisition $387,240,995
Unrealized appreciation (depreciation) in MVAT-U.S. Government Income
Portfolio
$(36)
Unrealized appreciation (depreciation) in MVAT-U.S. Money Market Portfolio
$(0)
Net assets of MFS Total Return Portfolio prior to merger
$781,801,159
Net assets of MVAT-Asset Allocation Portfolio prior to merger
$4,894,703
Aggregate net assets of MFS Total Return Portfolio following acquisition $786,695,682
Unrealized appreciation (depreciation) in MVAT-Asset Allocation Portfolio
$435,049
Net assets of Davis Venture Value Portfolio prior to merger
$2,115,241,566
Net assets of MVAT-Growth and Income Portfolio prior to merger
$6,035,043
Aggregate net assets of Davis Venture Value Portfolio following acquisition $2,121,276,609
Unrealized appreciation (depreciation) in MVAT-Growth and Income Portfolio $733,499
Net assets of Marsico Growth Portfolio prior to merger
$124,603,716
Net assets of MVAT-Capital Growth Portfolio prior to merger
$5,106,261
Aggregate net assets of Marsico Growth Portfolio following acquisition $129,709,977
Unrealized appreciation (depreciation) in MVAT-Capital Growth
Portfolio 	         $969,421
Net assets of International Growth and Income Portfolio prior to merger $258,529,212
Net assets of MVAT-International Equity Portfolio prior to merger
$5,031,251
Aggregate net assets of International Growth and Income Portfolio following acquisition $263,560,463
Unrealized appreciation (depreciation) in MVAT-International Equity Portfolio $478,007